Exhibit (g)
AMENDED AND RESTATED INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
BETWEEN
NC SLF INC.
AND
CHURCHILL ASSET MANAGEMENT, LLC
This Amended and Restated Investment Advisory and Management Agreement (the “Agreement”) is made this 25th day of October 2022, by and between NC SLF Inc., a Maryland corporation (the “Company”), and Churchill Asset Management, LLC, a Delaware limited liability company (the “Adviser”).
WHEREAS, the Company is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);
WHEREAS, the Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);
WHEREAS, the Company and the Adviser entered in the Investment Advisory and Management Agreement dated October 4, 2022 (the "Original Agreement"); and
WHEREAS, the Company and the Adviser desire to amend and restate the Original Agreement in its entirety for the purpose of reflecting certain immaterial updates;
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
1. Duties of the Adviser.
(a) The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth. In the performance of its duties, the Adviser shall at all times conform to, and act in accordance with, any requirements imposed by (i) the provisions of the Investment Company Act, and of any rules or regulations in force thereunder, subject to the terms of any exemptive order applicable to the Company; (ii) any other applicable provision of law; (iii) the provisions of the Articles of Incorporation (the “Charter”) and the Bylaws of the Company, each as amended and/or restated from time to time; (iv) the investment objectives, policies and restrictions applicable to the Company as set forth in the Company’s Registration Statement on Form N-2, first filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2022 (the “Registration Statement”), as they may be amended from time to time by the Board upon written notice to the Adviser; and (v) any other policies and determinations of the Board provided in writing to the Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) execute, monitor and service the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain, or sell; (v) perform due diligence on prospective portfolio companies; (vi) vote, exercise consents and exercise all other rights appertaining to such securities and other assets on behalf of the Company; and (vii) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act).
(b) The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.
(d) The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.
2. Company’s Responsibilities and Expenses Payable by the Company.
All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder (as opposed to the accounting, compliance and other administrative services set forth in clause (xxiii) below), and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Company.
The Company will bear its own legal and other expenses incurred in connection with the Company’s ongoing operations and the offering of its Shares, including external legal and accounting expenses, printing costs, travel and out-of-pocket expenses related to marketing efforts (other than any placement fees, which will be borne by the Adviser directly or pursuant to waivers of the Management Fee).
In addition to Management Fees, except as noted above, the Company will bear all other costs and expenses that are directly and specifically related to its operations, including (without limitation) those relating to:
(i)all costs and expenses with respect to the actual or proposed acquisition, financing, holding, monitoring or disposition of the Company’s investments, whether such investments are ultimately consummated or not, including, origination fees, syndication fees, due diligence costs, broken deal expenses, bank service fees, fees and expenses of custodians, transfer agents, consultants, experts, travel expenses incurred for investment-related purposes, outside legal counsel, consultants and accountants, administrator’s fees of third party administrators (subject to clause (xxiii) below) and financing costs (including interest expenses);
(ii)expenses for liability insurance, cyber insurance and other insurance;
(iii)extraordinary expenses incurred by the Company (including litigation);
(iv)indemnification and contribution expenses;
(v)taxes and other governmental fees and charges;
(vi)administering and servicing and special servicing fees paid to third parties for the Company’s benefit;
(vii)the cost of Company-related operational and accounting software and related expenses;
(viii)cost of software (including the fees of third-party software developers) used by the Adviser and its affiliates to track and monitor the Company’s investments (specifically, cost of software related to data warehousing, portfolio administration/reconciliation, loan pricing and trade settlement attributable to the Company);
(ix)expenses related to the valuation or appraisal of the Company’s investments;
(x)risk, research and market data-related expenses (including software) incurred for the Company’s investments;
(xi)fees, costs and expenses (including legal fees and expenses) incurred to comply with any applicable law, rule or regulation (including regulatory filings such as financial statement filings, ownership filings (Section 16 or Section 13 filings), blue sky filings and registration statement filings, as applicable) to which the Company is subject or incurred in connection with any governmental inquiry, investigation or proceeding involving the Company; provided that the Company will not bear such fees, costs or expenses to the extent that the relevant conduct is not indemnifiable under applicable law;
(xii)costs associated with the wind-up, liquidation, dissolution and termination of the Company;
(xiii)other legal, operating, accounting, tax return preparation and consulting, auditing and administrative expenses in accordance with this Agreement and the administration agreement between the Company and Nuveen Churchill Administration LLC (the “Administrator”) and fees for outside services provided to the Company or on the Company’s behalf;
(xiv)expenses of the Board (including the reasonable costs of legal counsel, accountants, financial advisors and/or such other advisors and consultants engaged by the Board, as well as travel and out-of-pocket expenses related to the attendance by directors at Board meetings);

(xv)annual or special meetings of the stockholders of the Company (“Shareholders”);
(xvi)the costs and expenses associated with preparing, filing and delivering to Shareholders periodic and other reports and filings required under federal securities laws as a result of the Company’s status as a registered closed-end fund;
(xvii)ongoing Company offering expenses;
(xviii)federal and state registration fees pertaining to the Company;
(xix)costs of Company-related proxy statements, Shareholders’ reports and notices;
(xx)costs associated with obtaining fidelity bonds as required by the Investment Company Act;
(xxi)printing, mailing and all other similar direct expenses relating to the Company;
(xxii)expenses incurred in preparation for or in connection with (or otherwise relating to) any initial public offering or other debt or equity offering conducted by the Company, including but not limited to external legal and accounting expenses, printing costs, travel and out-of-pocket expenses related to marketing efforts; and
Investment-related expenses with respect to investments in which the Company invests together with one or more parallel funds (or co-investment vehicles) shall generally be allocated among all such entities on the basis of capital invested by each such entity into the relevant investment; provided that if the Adviser reasonably believes that such allocation method would produce an inequitable result to any such entity, the Adviser may allocate such expenses among such entities in any other manner that the Adviser believes in good faith to be fair and equitable.
3. Compensation of the Adviser.
(a) The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a management fee (“Management Fee”) as hereinafter set forth. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. For all services rendered under this Agreement, the Management Fee will be payable quarterly in arrears.
(b) Prior to the filing of the Registration Statement, the Company completed its initial closing of capital commitments on June 21, 2021 (the “Initial Closing Date”) and subsequently commenced investment operations. The Company’s investment period (“Investment Period”) commenced on the Initial Closing Date and was initially set to continue through the 48-month anniversary of the Initial Closing Date, subject to automatic extensions thereafter, each for an additional one-year period, unless the holders of a majority of the Fund’s outstanding Shares elected to forego any such extension upon not less than ninety days’ prior written notice. During the Investment Period, the Management Fee shall be calculated at an annual rate with respect to the Company’s Average Total Assets (defined below), such rate being determined as follows: (i) 0.50% in respect of the portion of Average Total Assets equal to or less than $500 million, (ii) 0.40% in respect of the portion of Average Total Assets in excess of $500 million and equal to or less than $1 billion and (iii) 0.35% in respect of the portion of Average Total Assets in excess of $1 billion. “Average Total Assets” shall mean the average of the Company’s total assets (which excludes cash and cash equivalents and undrawn capital commitments, but includes assets financed using leverage) as of the end of each of the two most recently completed calendar quarters. For purposes of this calculation, cash and cash equivalents include any temporary investments in cash-equivalents, U.S. government securities and other high quality investment grade debt investments that mature in 12 months or less from the date of investment.
(c) After the Investment Period, the Management Fee shall be calculated at a rate equal to the Applicable Ratio (as defined below) per annum on the basis of the Company’s Average Total Assets as of the end of the two most recently completed calendar quarters, and shall be payable quarterly in arrears. The term “Applicable Ratio”, as used in this Section 3(c), shall mean a percentage calculated by (i) taking the sum of (A) the Average Total Assets equal to or less than $500 million multiplied by 0.50%, plus (B) the Average Total Assets greater than $500 million and equal to or less than $1 billion multiplied by 0.40%, plus (C) the Average Total Assets greater than $1 billion multiplied by 0.35%, and dividing such total by (ii) the Average Total Assets.
(d) Any Management Fees payable pursuant to this Section 3 for any partial quarter will be appropriately prorated.
4. Covenants of the Adviser.
(a) The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5. Excess Brokerage Commissions.
The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction (including where such member of a national securities exchange, broker or dealer (i) supplies, or pays for (or rebates a portion of the Company’s brokerage commissions to the Company for the payment of) the cost of, brokerage, research or execution services used by the Company (ii) and/or pays for (or rebates a portion of the Company’s brokerage commissions to the Company for the payment of) obligations of the Company or the Company’s share of obligations) in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio.
6. Limitations on the Employment of the Adviser.
The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and shareholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as shareholders or otherwise.
7. Responsibility of Dual Directors, Officers and/or Employees.
If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.
8. Limitation of Liability of the Adviser; Indemnification.
The Adviser and its officers, managers, agents, employees, controlling persons, members (or their owners) and any other person or entity affiliated with it, shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement

(as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).
9. Effectiveness, Duration and Termination of Agreement.
(a) This Agreement shall continue in effect for two years from October 4, 2022, the effective date of the Original Agreement, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (B) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act. Notwithstanding the foregoing, this Agreement may be terminated (i) by the Company at any time, without the payment of any penalty, upon giving the Adviser 60 days’ written notice (which notice may be waived by the Adviser), provided that such termination by the Company shall be directed or approved by the vote of a majority of the directors of the Company in office at the time or by the vote of the holders of a majority of the voting securities of the Company at the time outstanding and entitled to vote, or (ii) by the Adviser on 60 days’ written notice to the Company (which notice may be waived by the Company).
(b) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).
10. Notices.
Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.
11. Amendments.
This Agreement may be amended by mutual written consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.
12. Use of Name.
The Adviser has consented to the use by the Company of “NC” in the name of the Company. Such consent is conditioned upon the employment of the Adviser as the investment adviser to the Company. Any of “NC,” “Nuveen” or “Churchill” may be used from time to time in other connections and for other purposes by the Adviser and any of its affiliates. The Adviser may require the Company to cease using any of “NC,” “Nuveen” and/or “Churchill” in the name of the Company, if the Company ceases to employ, for any reason, the Adviser, any successor thereto or any affiliate thereof as investment adviser to the Company. If so required by the Adviser, the Company will cease using any of “NC,” “Nuveen” and/or “Churchill” in its name as promptly as practicable and make all reasonable efforts to remove “NC,” “Nuveen” and/or “Churchill” from its name.
13. Entire Agreement; Governing Law.
This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.
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* * *
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

NC SLF INC.

By:	/s/ John D. McCally
	Name:	John D. McCally
	Title:	Vice President and Secretary

CHURCHILL ASSET MANAGEMENT LLC

By:	/s/ John D. McCally
	Name:	John D. McCally
	Title:	Assistant Secretary